NEWS RELEASE

[GRAPHIC OMITTED] [MARCUS CORPORATION LOGO]

THE MARCUS CORPORATION
100 EAST WISCONSIN AVENUE, SUITE 1900	For additional information, contact:
MILWAUKEE, WISCONSIN 53202-4125	Douglas A. Neis
TELEPHONE 414-905-1000 FAX 414-905-2669	(414)905-1100
A NYSE company

FOR IMMEDIATE RELEASE

THE MARCUS CORPORATION REPORTS INCREASED FIRST QUARTER RESULTS
Record performance of Marcus Theatres and Marcus Hotels and Resorts drives improvement

Milwaukee, Wis., September 21, 2004…..The Marcus Corporation (NYSE: MCS) today reported results for the first quarter ended August 26, 2004. All three of the company’s divisions contributed to the improved first quarter performance.

Revenues from continuing operations were $88,672,000, a 5.5% increase from revenues of $84,041,000 for the first quarter of the prior year. Earnings from continuing operations were $10,487,000 or $0.35 per diluted share for the first quarter of fiscal 2005, a 24.9% increase from earnings from continuing operations of $8,394,000 or $0.28 per diluted share for the comparable prior period. Net earnings for the first quarter of fiscal 2005 were $18,145,000 or $0.60 per diluted share, a 40.2% increase from net earnings of $12,945,000 or $0.44 per diluted share for the first quarter of the prior year. Continuing operations include The Marcus Corporation’s theatre and hotels and resorts divisions. The company’s recently sold limited-service lodging division has been classified as a discontinued operation in accordance with current accounting pronouncements.

“This was another very good quarter for The Marcus Corporation. The improved performance was driven by record first quarter revenues and operating income in both our Marcus Theatres® and Marcus Hotels and Resorts divisions, as well as improved performance from our former limited-service lodging division,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus Theatres set new records for the Memorial Day and July 4 holiday weeks. Top-grossing films in the first quarter were Spider-Man 2, Shrek 2 and Harry Potter and the Prisoner of Azkaban. During the quarter, the division broke ground on a new 12-screen theatre in Saukville, Wis., that is expected to open early next year and announced plans for a new 14-screen theatre in Green Bay, Wis. In addition, the division recently announced plans to add a 75-foot-wide UltraScreen® to its 16-screen Marcus Cinema in Oakdale, Minn. Six additional screens are also under construction at existing locations in La Crosse and Oshkosh.

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“Looking ahead, the slate of movies for the fall and early holiday season appears strong. Potential hits include Shark Tale, The Incredibles, The Polar Express and The SpongeBob SquarePants Movie. With a broad selection of movies that appeals to a variety of age groups, we are optimistic about the continuing strong performance of Marcus Theatres,” said Marcus.

Results for Marcus Hotels and Resorts continued to improve in the first quarter, with revenue per available room (RevPAR) increasing 4.3% for the period. “We are especially encouraged by increases in occupancy in our hotels that focus on the individual business traveler, a segment of our customer base that had been lagging the lodging market as a whole over the last couple of years,” said Marcus.

“The advanced booking pace at all of our hotels is good and we are seeing some lengthening of the booking window for some of our large conventions and groups. With two major new projects under development and the continuing improvement in the lodging industry overall, we believe Marcus Hotels and Resorts has a bright future,” said Marcus.

Marcus noted that operating results for the company’s limited-service lodging division benefited from an 8.1% increase in RevPAR at its company-owned and operated Baymont Inns & Suites, reduced operating and administrative expenses and a nearly $2 million reduction in depreciation expense as a result of the classification of the division as a discontinued operation as of July 14, 2004, the date a definitive agreement to sell the division was signed. The sale of substantially all of the assets of the limited-service lodging division to La Quinta Corporation was completed on September 3, 2004 for a total purchase price of approximately $412 million in cash (including approximately $44 million held in escrow pending completion of certain customary transfer requirements). Marcus indicated the company anticipates reporting an after-tax gain on the sale of approximately $75 million during the second quarter.

Marcus said the company’s Board of Directors and management team are actively evaluating the potential uses of the proceeds from the sale of the limited-service lodging division. “We are committed to growing our remaining two divisions and we will also consider other opportunities and uses of the proceeds. We unlocked significant shareholder value with this transaction and the addition of this capital opens the doors to many opportunities to grow our company and to further enhance shareholder value,” said Marcus.

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Marcus Corporation management will host a conference call today, September 21, 2004, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the first quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-4900. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Tuesday, September 28, 2004 by dialing 1-888-203-1112 and entering the passcode 954954. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres, owns or manages 488 screens at 45 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 11 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (ii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iii) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (iv) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (v) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vi) the effects of competitive conditions in the markets served by us; (vii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (viii) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(in thousands, except per share data)
(Unaudited)

	13 Weeks Ended
	August 26, 2004	August 28, 2003
Revenues:
Rooms and telephone	$19,301	$18,638
Theatre admissions	32,116	29,961
Theatre concessions	14,971	13,853
Food and beverage	10,210	9,760
Other revenues	12,074	11,829

Total revenues	88,672	84,041
Costs and expenses:
Rooms and telephone	6,584	6,521
Theatre operations	24,254	23,062
Theatre concessions	3,224	3,082
Food and beverage	7,821	7,239
Advertising and marketing	4,570	4,538
Administrative	6,932	6,626
Depreciation and amortization	6,572	6,553
Rent	471	456
Property taxes	2,087	2,233
Preopening expenses	49	102
Other operating expenses	6,207	5,724

Total costs and expenses	68,771	66,136

Operating income	19,901	17,905
Other income (expense):
Investment income	346	540
Interest expense	(3,879)	(4,474)
Gain on disposition of property, equipment
and investments in joint ventures	966	14

	(2,567)	(3,920)

Earnings from continuing operations
before income taxes	17,334	13,985
Income taxes	6,847	5,591

Earnings from continuing operations	10,487	8,394
Discontinued operations:
Income from discontinued operations,
net of applicable income taxes	7,658	4,551

Net earnings	$18,145	$12,945

Earnings per share - basic:
Continuing operations	$0.35	$0.28
Discontinued operations	$0.26	$0.16

Net earnings per share	$0.61	$0.44

Earnings per share - diluted:
Continuing operations	$0.35	$0.28
Discontinued operations	$0.25	$0.16

Net earnings per share	$0.60	$0.44

Weighted Ave. Shares Outstanding:
Basic	29,849	29,534
Diluted	30,144	29,686

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	August 26, 2004	May 27, 2004
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$13,691	$9,469
Accounts and notes receivable	13,687	11,006
Real estate and development costs	5,851	6,438
Other current assets	6,351	5,811
Assets of discontinued operations	269,662	266,327
Property and equipment - net	393,453	396,551
Other assets	49,056	49,267

Total Assets	$751,751	$744,869

Liabilities and Shareholders' Equity:
Accounts and notes payable	$13,693	$17,687
Income taxes	11,743	1,311
Taxes other than income taxes	8,732	8,146
Other current liabilities	20,664	18,470
Current maturities of long-term debt	25,548	25,738
Liabilities of discontinued operations	38,213	38,419
Long-term debt	187,086	207,282
Deferred income taxes	18,321	18,714
Deferred compensation and other	15,693	15,379
Shareholders' equity	412,058	393,723

Total Liabilities and Shareholders' Equity	$751,751	$744,869

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended August 26, 2004
Revenues	$49,047	$39,306	$319	$88,672	$40,289	$128,961
Operating income (loss)	14,079	7,445	(1,623)	19,901	12,743	32,644
Depreciation and amortization	2,919	3,256	397	6,572	2,833	9,405
13 Weeks Ended August 28, 2003
Revenues	$46,118	$37,640	$283	$84,041	$36,754	$120,795
Operating income (loss)	12,699	7,022	$(1,816)	$17,905	$7,736	$25,641
Depreciation and amortization	2,909	3,277	367	6,553	4,755	11,308

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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